Exhibit 99.1

NEWS

For Release      Immediate


Contacts         (News Media) Tony Zehnder, EVP, Corporate Communications
                 312.396.7086
                 (Investors) Lowell Short, SVP, Investor Relations
                 317.817.2893

                  Conseco Shareholders Re-Elect Seven Directors
                               and Ratify Auditors

Carmel, Ind., May 23, 2006 - Shareholders of Conseco, Inc. (NYSE: CNO) at the company's annual meeting today:

     o Re-elected seven directors to serve terms expiring at next year's annual meeting; and
     o Ratified the appointment of PricewaterhouseCoopers LLP as the company's registered independent public accounting firm for 2006.

James E. Hohmann, Conseco's Chief Administrative Officer and interim CEO, told shareholders, "our business strategy is sound, it's working, and it's not changing. As one of the architects of our strategy, I am totally committed to its success." Hohmann said Conseco's vision and mission remain the same: to build Conseco into a premier insurance company serving middle America in life, annuity and supplemental health products. "Our marketplace focus is to `do well' by serving our customers," Hohmann said. "We deliver value-added products that address the genuine and tangible needs of middle Americans and seniors."

The newly re-elected directors are:

     o R. Glenn Hilliard, 63, Conseco's chairman, and former chairman, chief executive officer and member of the executive committee for ING Americas, and a director since September 2003.
     o Debra J. Perry, 55, former senior managing director of Moody's Investors Service, and a director since June 2004.
     o Philip R. Roberts, 64, principal of Roberts Ventures LLC (consultant for investment management firms), former chief investment officer of trust business for Mellon Financial Corporation, and a director since September 2003.
     o Neal C. Schneider, 61, chairman of PMA Capital Corporation, former partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice at Arthur Andersen & Co., and a director since September 2003.
     o Michael S. Shannon, 47, president and chief executive officer of KSL Resorts (manager of golf courses and destination resorts), and a director since September 2003.
     o Michael T. Tokarz, 56, chairman of investment company MVC Capital, Inc., managing member of Tokarz Group (venture capital investments), former general partner with Kohlberg Kravis Roberts & Co., and a director since September 2003.
     o John G. Turner, 66, chairman of Hillcrest Capital Partners (private equity investment firm), former vice chairman and member of the executive committee for ING Americas, former chairman and CEO of ReliaStar Financial Corp., and a director since September 2003.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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